Exhibit 10.10

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is dated as of this 2nd day of December, 2008, by and between Bright Now! Dental, Inc., a Washington corporation (the “Company”), and Steven C. Bilt (the “Employee”).

RECITAL

WHEREAS, the Company and Employee are parties to that certain Employment Agreement dated as of April 8, 2005 (the “Prior Employment Agreement”) that was entered into in connection with the consummation of the merger contemplated by the Agreement and Plan of Merger by and between the Company, Ivory Holdco, Inc, a Delaware corporation (“Parent”), Ivory Intermediate Co., Inc, a Delaware corporation and a wholly owned subsidiary of Parent (“IIC”) and Ivory MergerCo., Inc., a Washington corporation and a wholly owned subsidiary of IIC (the “Merger Agreement”) effective as of April 8,2005 (the “Effective Time”);

WHEREAS, the Company and Employee desire to amend and restate the Prior Employment Agreement upon the terms set forth in this Agreement;

NOW THEREFORE, the parties hereto agree as follows:

1. Title. Employee shall serve as President and Chief Executive Officer of the Company, with such customary duties and responsibilities commensurate with this position and as may, from time to time, be assigned to Employee by the Board of Directors of the Company (the “Board”).

2. Duties and Responsibilities; Location of Employment. Employee hereby agrees to perform in good faith and to the best of his ability all services which maybe required of Employee in such position and to be available to render such services at all reasonable times and places in accordance with such reasonable directions and requests as the Company may from time to time reasonably specify. Employee shall, during the Employment Period (as defined in Section 3), devote substantially all of his time, ability, energy, and skill to the performance of his duties and responsibilities hereunder.

3. Period of Employment. The period of Employee’s employment with the Company pursuant to the provisions of this Agreement shall commence as of the date of the Effective Time and shall continue for a period of three (3) years, unless sooner terminated in accordance with Section 10 herein or renewed as provided in this Section 3 (the “Employment Period”). The Employment Period shall be automatically renewed for consecutive one (1) year periods, unless either party provides written notice of its non-renewal at least thirty (30) days before expiration of the applicable Employment Period or the Employee is terminated or resigns. Each renewed Employment Period is subject to the terms and conditions of this Agreement. In the event the Company provides such a notice of non-renewal and the non-renewal is without “Cause” (as such term is defined in Section 10(b) herein), the provisions of Section 11 shall apply to such non-renewal without Cause. However, if the non-renewal is based upon Cause, the provisions of Section 11 shall not be applicable.

4. Compensation.

(a) During the Employment Period, the Company shall pay to Employee an annual base salary of Five Hundred Thousand Dollars ($500,000) (which was subsequently increased to and is Five Hundred Fifteen Thousand Dollars ($515,000) on the execution date of this Agreement), (the “Base Salary”), less all applicable withholdings and deductions. Increases in the Base Salary shall be reviewed by the Board on an annual basis based on Employee’s performance. No decreases in the Base Salary shall be permitted hereunder.

(b) Employee’s Base Salary shall be paid at bi-weekly intervals over the Employment Period, in accordance with the Company’s standard payroll practices. The Company shall deduct and withhold from Employee’s compensation payable hereunder any and all applicable federal, state, and local income and employment withholding taxes, and any other amounts required to be deducted or withheld by the Company under applicable statues, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

(c) In addition to the Base Salary, Employee shall have an annual bonus opportunity (“Annual Bonus”) each year during the Employment Period commencing with 2005.

(i) Employee acknowledges that his Annual Bonus opportunities for years prior to 2008 have been satisfied by the Company and that he has no further rights with respect thereto.

(ii) For 2008 and each year thereafter during the Employment Period, Employee shall have a target Annual Bonus opportunity for each such year equal to 75% of Employee’s Base Salary for that year (the “Target Bonus”). The actual amount of Employee’s Annual Bonus (if any) for each such year, which may be greater or lesser than the Target Bonus for such year, shall be determined by the Board in its sole discretion, taking into account the performance of the Company and Employee for that particular year and applying considerations that are consistent with those applied for determining annual bonuses for other executive officers of the Company.

(iii) Notwithstanding anything to the contrary contained herein, Employee must be employed by the Company on December 31st of any year in order to be entitled to an Annual Bonus with respect to that year; provided that if Employees employment by the Company terminates in a year (other than on December 31st of that year) due to Employees death or permanent disability, a termination of Employees employment by the Company without Cause (as defined in Section 10(b)) or by Employee for Good Reason (as defined in Section 10(c)), Employee shall be entitled to a prorated Annual Bonus for the year in which such termination occurs equal to (x) the Annual Bonus for that year calculated as though no such termination of employment had occurred, multiplied by (y) a fraction, the numerator of which is the number of calendar days in that year that Employee was employed by the Company through and including the date of such termination and the denominator of which is 365. Any Annual

Bonus payable under this Subsection (c) shall be paid by the Company to Employee as soon as practicable after the last day of the year to which such Annual Bonus is attributable (but in no event later than March 15 of the year that follows such year) and shall be subject to the deductions and withholdings under any and all applicable federal, state, and local income and employment withholding taxes, and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

5. Business Expense Reimbursement. Employee shall be entitled, in accordance with the reimbursement policies of the Company in effect from time to time, to receive reimbursement from the Company for all travel and other reasonable business expenses incurred by Employee in the performance of his duties hereunder; provided, however, Employee timely furnishes the Company with vouchers, receipts, and other details of such expenses in accordance with the Company’s policies.

6. Benefits. Employee shall be entitled to 20 business days vacation for each full year of employment under this Agreement, which vacation will accrue in accordance with the policies of the Company. The Company shall provide Employee and his dependents with coverage under all medical, dental and/or vision plans, and other welfare or retirement benefit programs available to the Company employees and their dependents, to the extent Employee and his dependents satisfy the applicable eligibility requirements. The Company reserves the right to alter, amend or terminate any of such benefits, from time to time, in its sole discretion.

7. Restrictive Covenant. During the Employment Period:

(a) Employee shall devote substantially all of his time and energy to the performance of Employee’s duties described herein, except during periods of illness or vacation periods.

(b) Employee shall not directly or indirectly provide services to or through any person, firm or other entity except the Company, unless otherwise authorized by the Company in writing.

(c) Notwithstanding the foregoing, Employee shall have the right to perform such incidental services as are necessary in connection with (i) his charitable or community activities, (ii) participation in trade or professional organizations, but only if such incidental services do not interfere with the performance of Employee’s services hereunder, or (iii) his services as a member of the board of directors (or other comparable position) of other organizations; provided, however, that Employee shall resign as a member of any board of directors upon a good faith determination by the Board that such membership is interfering with Employee’s performance of his duties described herein.

8. Non-Competition; Non-Solicitation.

(a) Employee shall not directly or indirectly during the Employment Period, and to the extent applicable the Consulting Period (as defined in Section 10(e) hereof):

(i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any enterprise which is engaged in any business competitive with that which the Company is at the time conducting or proposing to conduct; provided, however, that such restriction shall not apply to Employee’s ownership of any passive investment representing an interest of less than five percent (5%) of an outstanding class of publicly traded securities; or

(ii) encourage or solicit any person who was a Company employee employed either (A) as field staff or otherwise employed in a capacity of managing dentists or offices or (B) at the Company’s corporate headquarters (including, without limitation, any Key Employee, as defined below, a “Restricted Company Employee”) to leave the Company’s employ for any reason or interfere in any material manner with employment relationships at the time existing between the Company and the Restricted Company Employees, except as may be required in any bona fide termination decision regarding any Company employee, to accept other employment or a consulting agreement with any other person or entity.

(b) So long as F.S. Equity Partners V, L.P. and F.S. Affiliates V, L.P. collectively own, directly or indirectly, at least 20% of the total common equity securities of the Company (calculated on a fully diluted basis) and if, during the Consulting Period an employee of the Company employed as a director level employee or above (a “Key Employee”) becomes employed by an entity which also employs Employee or if such employee enters into a consulting arrangement with such entity, and in either case such employee reports to Employee, directly or through a direct report to Employee there shall be a rebuttable presumption that the occurrence of any of the events described in clause (i) and (ii) above is a result of solicitation or encouragement by Employee of such employee in violation of this Agreement, and the payments due to Employee during the Consulting Period shall be suspended until such time as Employee can reasonably demonstrate that there was no such solicitation or encouragement by Employee of such Key Employee. Upon a determination by an arbitrator pursuant to Section 15 that Employee did not cause the occurrence of the events described in clause (i) and (ii) above, the payments due to Employee during the Consulting Period shall promptly be resumed and the Company shall pay to Employee all unpaid amounts that were suspended as a result of this Section 8(b) in a lump sum immediately following such determination.

(c) So long as F.S. Equity Partners V, L.P. and F.S. Affiliates V, L.P. collectively own, directly or indirectly, at least 20% of the total common equity securities of the Company (calculated on a fully-diluted basis), in the event of any violation by Employee of Section 8(a)(1) or 8(b) (as determined by an arbitrator pursuant to Section 15), upon a determination by the Board in good faith that such a violation has occurred, the Company shall have the right to require the Employee to forfeit to the Company or the Parent, as determined by the Board, an amount equal to twenty-five percent (25%) of his then outstanding equity or equity-related interests in Parent that are granted in connection with Employee’s employment by the Company on and after the Effective Time. For purposes of clarity, Employee’s equity-related interests in the Parent that are subject to the preceding sentence include equity-based incentives on the Parent’s common stock and preferred stock granted by the Parent in connection with the merger contemplated by the Merger Agreement but exclude any equity issued to Employee in connection with equity owned by Employee prior to the Effective Time and rolled over in connection with such merger. The forfeiture of such interests shall be in exchange for payment by the Company or Parent to Employee of the original purchase price for such interests, or if no such purchase price has been paid then such interests shall be forfeited and cancelled for no additional consideration to Employee.

(d) If any restriction set forth in this non-competition section is found by a court to be unreasonable, then Employee agrees, and hereby submits, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable by such court.

9. Confidentiality.

(a) During and following the Employment Period, the Employee will hold in confidence the Confidential Information (hereinafter defined) and will not disclose it to any person, except (i) to employees, officers, and directors of the Company, (ii) to such others who reasonably need to know in order for Employee to perform his duties hereunder; (iii) to such regulatory or other governmental agencies or bodies who have legal jurisdiction over the Company and a right to request such information (Employee shall give notice to the Board of any requests); (iv) as approved in writing by the Company; or (v) as otherwise expressly permitted by the terms of this Agreement.

(b) Any trade secrets of the Company will be entitled to all of the protections and benefits under any applicable law. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. Employee hereby waives any requirement that the Company submit proof of the economic value of any trade secret or post a bond or other security.

(c) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that is common knowledge or that the Employee demonstrates was or became generally available to the public other than as a result of a disclosure by the Employee.

For purposes of this Agreement, “Confidential Information” shall mean any and all trade secrets concerning the business and affairs of the Company, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions, and ideas, past, current and planned research and development, customer lists, price lists, market studies, business plans, and any other information, however documented, that is a trade secret within the meaning of applicable law.

10. Termination of Employment.

(a) The Company may terminate Employee’s employment under this Agreement any time for any reason, without Cause, as hereinafter defined, by giving at least thirty (30) days’ prior written notice of such termination to Employee; provided, however, except as otherwise provided herein, such thirty (30)-day notice requirement shall not apply to the termination of Employee’s employment for Cause under Subsections (b) or (c) below. Employee may terminate Employee’s employment under this Agreement at any time for any reason by giving at least thirty (30) days’ prior, written notice of such termination to the Company.

(b) The Company may at any time, upon written notice, terminate Employee’s employment with the Company hereunder for Cause. Such termination shall be effective immediately upon such notice. For the purpose of this Agreement, “Cause” shall mean any of the following: (x) Employee’s conviction of a felony; or (y) upon a good faith determination by the Board, and after notice to Employee, that Employee has:

(i) engaged in any act of personal dishonesty, gross negligence, or willful misconduct that has a material adverse effect on the Company, its business operations, financial condition, assets, prospects or reputation; or

(ii) materially breached any fiduciary duty to the Company, involving personal profit; or

(iii) knowingly violated any law, rule, or regulation that materially affects Employee’s performance of or ability to perform any of his duties or responsibilities under this Agreement; or

(iv) knowingly breached any law that has a material adverse effect on the Company, its business operations, financial condition, assets, prospects or reputation; or

(v) knowingly disclosed any confidential or other similar information, including by making any disclosure in violation of Section 9 of this Agreement; or

(vi) breached any covenant against competition or solicitation, including any violation of Sections 7 or 8 of this Agreement; or

(vii) engaged in workplace drunkenness or drug addiction; or

(viii) engaged in repeated willful neglect of his duties, or Employee’s repeated willful failure to implement or adhere to policies established by, or directives of, the Board; or

(z) a breach by Employee of the provisions of this Agreement, which breach remains uncured for a period of 30 days after written notice of such breach. Upon such termination with Cause, the Company shall only be required to pay Employee any unpaid Base Salary earned by him for services rendered through the date of such termination and applicable Annual Bonus prorated for that portion of the year through the date of such termination (including accrued, but unpaid vacation), and any incurred but unpaid reasonable business expenses pursuant to Section 5 hereof, and Employee shall not be entitled to receive any severance benefits or payments.

(c) In the event Employee’s employment with the Company terminates by reason of his death or permanent disability during the Employment Period, the Company shall pay a death or permanent disability benefit to the Employee or the Employee’s estate equal to an amount of Employee’s Base Salary in effect at the time of his death or permanent disability, less applicable withholdings and deductions, in accordance with the Company’s regular payroll cycles until the end of one (1) month from the date of death or permanent disability. Such payments shall be offset by any life insurance or permanent disability insurance proceeds which

Employee or Employee’s estate are entitled to receive from policies paid for or owned by the Company.

(d) Employee may terminate his employment under this Agreement upon thirty (30) days’ written notice for Good Reason (as defined hereinafter). Such termination shall be effective thirty (30) days from receipt of such notice. For the purposes of this Agreement, “Good Reason” shall mean any of the following: (i) the relocation of the headquarters of the Company outside Orange County, California; (ii) a Change in Control (as defined hereinafter) other than in connection with an initial public offering of the Company’s Common Stock; or (iii) a material reduction, not based upon Cause, in the scope and responsibilities of the Employee which reduction remains uncured for a period of 30 days after written notice of such reduction. For purposes of this Agreement, “Change in Control” shall mean the occurrence of a “change in the ownership” or a “change in the ownership of a substantial portion of the assets” of the Company, in each case as determined in accordance with Treasury Regulations Section 1.409A-3(i)(5). For purposes of clarity, the transactions contemplated by the Merger Agreement shall not constitute such a Change in Control.

(e)(i) In the event of a termination of Employee’s employment by the Company without Cause or by Employee for Good Reason, the Company shall retain Employee’s services as a consultant and Employee shall perform non-exclusive consulting services for the Company as may reasonably be directed by the Board, for a term of either one year or two years (the actual terra of for such services, the “Consulting Period”); provided, however, that such term (of either one year or two years) shall be determined at the option of the Company and such option shall be exercised by the delivery of written notice to such effect by the Company to Employee not later than 15 business days following the termination of Employee’s employment. Notwithstanding the foregoing, Employee acknowledges that in the event that Employee’s employment is terminated in conjunction with a Change in Control, the successor of the Company shall have the option to retain Employee’s services as a consultant for a period of up to two years (but not less than one year); provided, however, that if Employee’s Separation from Service (as defined below) occurs upon or within the two year period immediately following the occurrence of a Change in Control, the successor shall have the option to retain Employee’s services as a consultant for a period of up to one year (or not at all). The successor shall exercise any such option by the delivery of written notice to such effect by the Company to Employee no later than 15 business days following the occurrence of such Change in Control. The Consulting Period shall commence on the first day of the month that immediately follows the month in which Employee’s Separation from Service (as defined below) occurs; provided, however, that if Employee is a Specified Employee (as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder) as of the date of Employee’s Separation from Service hereunder, then the Company shall make payment for the first six months of Employee’s services during the Consulting Period on the first day of the month that immediately follows the month in which the six month anniversary of Employee’s Separation from Service occurs. For purposes of this Agreement, a “Separation from Service” shall mean when Employee has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder. For purposes of determining whether Employee has incurred a Separation from Service hereunder, Company shall mean the Company and any entity that would be considered a single employer with the

Company under Code Sections 414(b) or 414(c). Each party agrees that the level of services to be performed by Employee during the Consulting Period will not exceed more than twenty percent (20%) of the average level of bona fide services performed by Employee to the Company over the 36 month period immediately preceding the date of the Employee’s termination of employment.

(ii) In consideration for such consulting services, during each year of the Consulting Period, the Company shall pay Employee an amount equal to the sum of (1) Employee’s annualized rate of Base Salary (as in effect immediately prior to his Separation from Service) and (2) an amount equal to the Annual Bonus earned by Employee for the year immediately prior to the year in which such Separation from Service occurred, such amount payable in equal monthly installments during such year with each installment equal to one-twelfth of such amount with the first installment commencing in the first month of the Consulting Period (the “Consulting Pay”).

11. Liquidated Damages.

(a) If the Consulting Period is terminated by the Company (or any successor to the Company in the event of a Change in Control) prior to the end of the applicable Consulting Period, then the Company shall continue to pay Employee the Consulting Pay for the balance of the Consulting Period (had the Consulting Period not been so terminated and had Employee continued to perform his consulting obligations to the Company that otherwise would have been required during the Consulting Period); provided, however, in the event a Change in Control occurs upon or after such termination date, any then remaining unpaid portion of the Consulting Pay shall be paid in full upon the occurrence of such Change in Control. In addition, in the event that Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason then Employee shall be entitled the benefits under either clause (i) or clause (ii), as applicable (for purposes of clarity, in no event shall Employee be entitled to benefits under both clause (i) and clause (ii)):

(i) if Employee’s Separation from Service occurs prior to the occurrence of a Change in Control or more than two years after a Change in Control, then upon the expiration of the one or two year Consulting Period (disregarding any early termination of the Consulting Period pursuant to the preceding sentence) and upon the execution and delivery by Employee of a general release in a form reasonably acceptable to Employee and the Company within 60 days after such expiration of the Consulting Period, the Company shall pay Employee an amount equal to the sum of (1) Employee’s annualized rate of Base Salary (as in effect immediately prior to his Separation from Service) and (2) an amount equal to the Annual Bonus earned by Employee for the year immediately prior to the year in which such Separation from Service occurred (the aggregate amounts under clause (1) and (2), the “Severance Pay”), such amount payable over a one year period in equal monthly installments, with each installment equal to one-twelfth of such amount with the first installment commencing on the first day of the month that immediately follows the month in which such 60-day period ends (the one year period during which the Severance Pay is payable, the “Severance Period”). In the event a Change in Control occurs after Employee’s Separation from Service, any then remaining unpaid portion of the Severance Pay shall be paid in full upon the occurrence of such Change in Control. The amount of the Severance Pay payable under this Section 11(a)(i) shall be reduced by an amount equal to the lesser of (i) 100% of any new base salary that Employee receives from a new employer during the Severance Period, or (ii) 100% of Employee’s annual Base Salary prorated for any portion of any year during the Severance Period that Employee receives any base salary from a new employer; provided, however, such reduction in the Severance Pay shall not be applicable in the event of a Change in Control.

(ii) if Employee’s Separation from Service occurs upon or within the two year period immediately following the occurrence of a Change in Control, then upon the execution and delivery by Employee of a general release in a form reasonably acceptable to Employee and the Company within 60 days after such Separation from Service, the Company shall pay Employee an amount equal to two times the sum of: (1) Employee’s annualized rate of Base Salary (as in effect immediately prior to his Separation from Service) and (2) an amount equal to the Annual Bonus earned by Employee for the year immediately prior to the year in which such Separation from Service occurred, such amount payable in a single lump sum on the first day of the month that immediately follows the month in which such 60-day period ends.

(b) The parties acknowledge and agree that the amount of damages that would be suffered by Employee in the event that Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason and upon termination or expiration of the Consulting Period is uncertain and it would be difficult, expensive, and impractical to prove and, therefore, have agreed that all damages computed and payable to Employee under this Section 11 shall be Employee’s sole remedy under such termination, and that such sum is reasonable based upon the circumstances on the date hereof.

12. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, and Employee, the personal representative of his estate and his heirs and legatees.

13. Governing Document. This Agreement constitutes the entire agreement and understanding of the Company and Employee with respect to the employment terms set forth herein and supersedes all prior and contemporaneous written or verbal agreements and understandings between Employee and the Company relating to such subject matter, including, without limitation, that certain Employment Agreement dated as of February 21, 2003 by and between the Company, that certain Employment Agreement dated as of December 24, 1998, by and between Employee and Consumer Dental Service Organization, Inc. and that certain letter agreement dated February 18, 2003, by and between Employee and the Company regarding the terms of this Agreement. This Agreement may only be amended by written instrument signed by Employee and approved by the Board. Any and all prior agreements, understandings or representations relating to Employee’s employment with the Company, other than the Indemnification Agreement previously entered into by and between the Company and Employee and dated as of February 21, 2003, are hereby terminated and cancelled in their entirety and are of no further force or effect.

14. Applicable Law. This Agreement shall, in all respects, be governed by the laws of the State of California (without giving effect to the choice of law principles) applicable to agreements executed and to be wholly performed within the State of California.

15. Arbitration. Any and all disputes between Employee and the Company which arise out of Employee’s employment or under the terms of this Agreement shall be resolved through final and binding arbitration. This shall include, without limitation, disputes relating to this Agreement, Employee’s employment by the Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of the Employee’s employment with the Company or its termination. Binding arbitration will be conducted in Orange County, California, or such other place as mutually agreed upon by the parties, in accordance with the rules and regulations of the American Arbitration Association. Notwithstanding the foregoing and subject to Employee’s approval, the Company shall choose the arbitrator from a list provided by the American Arbitration Association. The Company will pay the cost of the arbitration filing and hearing fees, and the cost of the arbitrator (collectively, the “Forum Costs”). Each side will bear its own attorneys’ fees and costs, provided, however, the arbitrator will have the authority to award reasonable attorneys’ fees and costs to the prevailing party (other than the Forum Costs which shall in all events be paid by the Company). The parties understand and agree that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Final resolution of any dispute through arbitration may include any remedy or relief that the arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based.

The parties acknowledge and agree that they: (i) are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the foregoing paragraph; and (ii) shall abide by any and all restricted discovery rights (including the full waiver of such discovery rights, if applicable) of the American Arbitration Association. The arbitrator shall have the authority to order discovery to the extent consistent with the applicable rules of the American Arbitration Association.

Notwithstanding the preceding paragraph, provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator.

Without limiting the remedies available to the parties and notwithstanding the foregoing provisions of this Section 15, Employee and the Company acknowledge that any breach of any of the covenants or provisions contained in Sections 7 through 9 could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in Sections 7 through 9 or such other equitable relief as may be required to enforce specifically any of the covenants or provisions of Sections 7 through 9.

16. Survival of Obligations. The parties’ obligations under Sections 7, 8, 9, 10(c), 10(e), 11 through 15, this Section 16, and Sections 17 through 27 hereof shall, survive and continue in effect after the termination of this Agreement, whatever the reason or reason for such termination.

17. Ownership Rights. All materials, discoveries and inventions which Employee may devise, conceive, develop or reduce to practice (whether individually or jointly with others) during the Employment Period, arising out of the Employee’s duties herein, shall be the sole property of the Company and are hereby assigned by Employee to the Company.

18. Assignability. The obligations of Employee hereunder are personal and may not be assigned or delegated by the Employee or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer.

19. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) if mailed, at the time when mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postage-paid envelope, (b) if sent by other means, when actually received by the party to which such notice has been directed, in each case at the respective addresses or telecopier numbers set forth below or such other address or telephone number as such party may have fixed by notice:

If to the Employee:

Steven C. Bilt

1 Belcanto

Mission Viejo, CA 92692

If to the Company addressed to:

Bright Now! Dental, Inc.

201 E. Sandpointe, Suite 200

Santa Ana, CA 92707

Attn: General Counsel

with a copy to:

Fred Simmons

Freeman Spogli & Co.

11100 Santa Monica Boulevard

Suite 1900

Los Angeles, CA 90025

20. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future law, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and the remaining portions hereof shall remain full force and effect and shall not be effective by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

21. Titles. The titles, captions or headings of the Sections herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

22. Publicity. Neither party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior written approval of the other party, except, if after discussion between the parties or their counsel, in the opinion of any party’s counsel, such party is required under any applicable law or regulation to make a public statement or announcement, such party shall be permitted to issue the legally required statement or announcement.

23. Attorneys’ Fees. In the event of any action at law or in equity between the parties hereto to enforce any of the provisions hereof, which is not subject to the Arbitration provisions of Section 15 herein, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including actual attorneys’ fees, incurred therein by such successful party, and if such successful party shall recover judgment in any such action or proceeding, such costs, expenses, and attorneys’ fees may be included in and as part of such judgment. The successful party shall be the party who is entitled to recover its costs of suit, whether or not the suit proceeds to final judgment. A party not entitled to recover its cost, shall not recover attorneys’ fees.

24. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies, upon any person other than the parties hereto and their respective successors and permitted assigns.

25. Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent of interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

26. Jurisdiction and Venue. The parties hereto agree that all actions and proceedings relating directly or indirectly to this Agreement, or any other agreement, documents or transactions contemplated by this Agreement, which are not subject to the Arbitration provisions of Section 15 herein, shall be brought and maintained only in any state or federal court located in Orange County, California. The parties hereby consent to jurisdiction and venue in any such court in California and agree to service of process in the manner provided for giving notice herein.

27. Counterparts. This Agreement may be executed in more than one counterpart (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

COMPANY:
BRIGHT NOW! DENTAL, INC., a Washington corporation

By:	/s/ Bradley E. Schmidt
Name:	Bradley E. Schmidt
Title:	Treasurer and CFO

EMPLOYEE:

/s/ Steven C. Bilt
Steven C. Bilt